                                                                      EXHIBIT 5

                             Rosenman & Colin LLP
                              575 Madison Avenue
                              New York, NY 10022

January  26, 1999

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have been requested by Acclaim Entertainment, Inc. ("Acclaim"), a Delaware corporation, to furnish our opinion in connection with Acclaim's registration statement on Form S-3 covering the offer and sale of shares (the "Shares") of Acclaim's common stock, par value $0.02 per share, underlying certain warrants to be issued by Acclaim pursuant to that certain Stipulation and Agreement of Compromise and Settlement, dated April 15, 1998, between Acclaim and the participants in such settlement (the "Warrants").

In connection with the foregoing, we have made such examination as we have deemed necessary for the purpose of rendering this opinion. Based upon such examination, it is our opinion that when (i) the Registration Statement has become effective under the Securities Act of 1933 and the warrant agreement relating to the Warrants (the "Warrant Agreement") has been duly executed and delivered and (ii) the Shares have been duly issued and paid for in accordance with the terms of the Warrant Agreement and as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,

ROSENMAN & COLIN LLP

By /s/
   ---------------------
      A Partner